EXHIBIT 10.1

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of this 26th day of March, 2012, by and between BIXBY TECHNOLOGY CENTER, LLC, a Delaware limited liability company (“Landlord”), and TIVO INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, WIX/NSJ Real Estate Limited Partnership (Landlord's predecessor-in-interest), and Tenant entered into that certain Lease Agreement dated as of October 6, 1999, as previously amended by a First Amendment to Lease Agreement dated February 1, 2006, a Second Amendment to Lease Agreement dated May 15, 2009, a Third Amendment to Lease Agreement dated February 17, 2010, and by a Fourth Amendment to Lease Agreement dated as of January 25, 2011 (collectively, the “Original Lease”), for certain premises located at (i) 2100 Gold Street, San Jose, California, (ii) 2130 Gold Street, San Jose, California, (iii) 2160 Gold Street, San Jose, California, and (iv) 2190 Gold Street, San Jose, California (collectively, the “Premises”);

WHEREAS, the Term of the Original Lease is scheduled to expire on March 31, 2012, with respect to the portion of the Premises located on the second (2nd) floor of 2130 Gold Street, designated as Suite 250 and containing approximately 11,985 square feet (the “Suite 250 Premises”);

WHEREAS, Landlord and Tenant have agreed to extend the Term of the Original Lease with respect to the Suite 250 Premises through March 31, 2013, on the terms and conditions set forth in this Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.    Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.

2.    Definitions. All capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Original Lease, unless otherwise stated herein. In the event of a conflict between the provisions of the Original Lease and the provisions of this Amendment, the provisions of this Amendment shall control, and all other provisions of the Original Lease shall remain in full force and effect. The Original Lease, as amended by this Amendment, shall hereinafter be referred to as the “Lease.”

3.    Modifications to Original Lease. The Original Lease is hereby amended in the following respects:

(a)    Extension of Lease Term; No Further Extension. The Original Lease is amended to reflect that the Term thereof shall be extended with respect to the Suite 250 Premises for an additional one (1) year period (the “Extension Term”), commencing on April 1, 2012, and expiring on March 31, 2013, unless sooner terminated as provided in the Lease. Notwithstanding anything contained herein or in the Original Lease to the contrary, Tenant shall have no right to further extend the Lease Term for the Suite 250 Premises beyond the Extension Term.

(b)    Base Rent. The Original Lease is amended to reflect that, during the Extension Term, Base Rent with respect to the Suite 250 Premises shall be payable as follows:

Time Period	Monthly Base Rent	Annual Base Rent
April 1, 2012 through March 31, 2013	$14,981.25	$179,775.00

Tenant shall continue to pay Tenant's Share of Operating Expenses, tax Expenses, Common Area Utility Costs and Utility Expenses with respect to the Suite 250 Premises, as set forth in the Lease. Prior to the commencement of the Extension Term, Tenant shall continue to pay Base Rent in accordance with the terms of the Original Lease.

(c)    Termination Option. Either Landlord or Tenant may terminate the Original Lease with respect to the Suite 250 Premises upon ninety (90) days' written notice, in which event (i) all rent payable under the Lease with respect to the Suite 250 Premises shall be paid through and apportioned as of the termination date of the Lease with respect to the Suite 250 Premises (the “Termination Date”); (ii) neither party shall have any rights, estates, liabilities, or obligations under the Lease with respect to the Suite 250 Premises for the period accruing after the Termination Date, except those which are incurred, have accrued or relate to the period prior to the Termination Date; (iii) Tenant shall surrender and vacate the Suite 250 Premises and deliver possession thereof to Landlord on or before the Termination Date in the condition required under this Lease for surrender of the Suite 250 Premises; and (iv) Landlord and Tenant shall enter into a written agreement reflecting the termination of the Lease with respect to the Suite 250 Premises upon the terms provided for herein, which agreement shall be executed within seventy-five (75) days after Tenant exercises the Termination Option.

4.    Condition of the Premises. Tenant hereby accepts the Suite 250 Premises in their current “as is,” “where is” condition, and Landlord shall have no obligation to make any improvements to, perform any work in, or fund any improvement allowance for the Premises from and after the date of this Amendment (other than Landlord's maintenance and repair obligations under the Lease, if any).

5.    Ratification of Original Lease; Effect of Amendment. The Original Lease, as amended by this Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the Original Lease, as amended by this Amendment, shall continue in full force and effect (including, without limitation, Tenant's obligation to pay Additional Rent). This Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Amendment, the Original Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Landlord and Tenant each acknowledge and agree that the Original Lease, as amended by this Amendment, is enforceable against them in accordance with its terms. The Original Lease and this Amendment shall be construed together as a single instrument.

6.    Brokerage Commissions. Tenant represents to Landlord that, other than Cassidy Turley and CBRE, (i) Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, (ii) no real estate broker, salesperson or finder initiated or participated in the negotiation of this Amendment, and (iii) no real estate broker, salesperson of finder is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord and its employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys' fees) arising from any claims of any kind which arises out of or is in any way connected with the breach of the foregoing representation(s).

7.    Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

8.    Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against, the parties hereto.

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Amendment Signature Page

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Amendment, as of the day and year first written above.

LANDLORD:

BIXBY TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

By:	BixbyBIT Investments, LLC,
a Delaware limited liability company,
Its sole member

By:	/s/ William K. Mihim
Printed Name:	William K. Mihim
Title:	Vice President, Asst. Secretary

TENANT:

TIVO INC.,
a Delaware corporation

By:	/s/ Art Clessarus
Printed Name:	Art Clessarus
Title:	VP Operations and IT